Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Statement on Schedule 13D with respect to the shares of common stock of Kalobios Pharmaceuticals, Inc. dated the date hereof, is, and any amendments thereto signed by the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: November 24, 2015

/s/ Martin Shkreli
MARTIN SHKRELI

/s/ David Moradi
DAVID MORADI

ANTHION PARTNERS II LLC

By:	/s/ David Moradi
Name: David Moradi
Title: Managing Member

/s/ Marek Biestek
MAREK BIESTEK